                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                         USF&G CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously. Identify the previous filing by registration statement number,
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
                                                               [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders of USF&G Corporation will be held at the Sheraton Baltimore North, 903 Dulaney Valley Road, Towson, Maryland, on Wednesday, May 21, 1997, at 9:00 a.m. for the following purposes:

    1. To elect a Board of Directors for the ensuing year.

    2. To consider and act upon the Proposal to adopt the Stock Incentive Plan of 1997, as recommended by the Board of Directors.

    3. To consider and act upon such other business as may properly come before the meeting.

    If you do not expect to attend the meeting, you are requested to sign, date and promptly return the enclosed proxy.

                                     By Order of the Board of Directors
                                             JOHN F. HOFFEN, JR.
                                                  SECRETARY

Baltimore, Maryland
March 31, 1997

        USF&G Corporation, 6225 Smith Avenue, Baltimore, Maryland 21209

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
Election of Directors.....................................................................................           2
Stock Ownership of Certain Beneficial Owners, Directors and Management....................................           5
Board and Board Committee Meetings........................................................................           7
Compensation of Executive Officers and Directors..........................................................           8
  Summary Compensation Table..............................................................................           8
  Stock Option Grants in 1996.............................................................................           9
  Aggregate Option Exercises in 1996 and Year-End Values..................................................          10
  Long-Term Incentive Awards in 1996......................................................................          10
  Pension Plans...........................................................................................          11
  Employment Agreements; Special Severance Arrangements...................................................          12
  Directors' Fees.........................................................................................          12
Compensation Committee Report.............................................................................          13
  Compensation Philosophy.................................................................................          13
  Compensation Program....................................................................................          13
  Compensation of Chief Executive Officer.................................................................          15
Stock Performance Graph...................................................................................          18
Proposal to Adopt Stock Incentive Plan of 1997............................................................          19
Other Information.........................................................................................          23
  Certain Business Relationships..........................................................................          23
  Audit Committee and Independent Public Accountants......................................................          24
  Filings Under Section 16(a).............................................................................          24
  Shareholder Proposals for the 1998 Annual Meeting.......................................................          24
  Other Matters...........................................................................................          24

Exhibit A--Stock Incentive Plan of 1997...................................................................         A-1

                               USF&G CORPORATION
                               6225 SMITH AVENUE
                           BALTIMORE, MARYLAND 21209

                                PROXY STATEMENT
                  ANNUAL MEETING OF SHAREHOLDERS--MAY 21, 1997

    This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being furnished to shareholders of USF&G Corporation (the "Corporation") in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders. These proxy materials are being furnished on or about March 31, 1997 to all shareholders of record as of March 14, 1997.

    The following matters will be presented to the Corporation's shareholders at the Annual Meeting: (1) the election of the Board of Directors for the ensuing year, and (2) a proposal to adopt the Stock Incentive Plan of 1997. Directors are elected by a plurality of the votes cast with a quorum present. Approval of proposal (2) requires the affirmative vote of a majority of the votes cast with a quorum present. Only holders of record of shares of Common Stock on March 14, 1997 will be entitled to vote at the meeting, and each share will have one vote. At the close of business on March 14, 1997, there were 113,142,763 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting. Abstentions and broker non-votes do not affect the plurality vote required for the election of directors or the majority vote required for approval of the proposal.

    The expense of printing and mailing proxy materials will be borne by the Corporation. The solicitation of proxies will generally be by mail and by directors, officers and employees of the Corporation. In addition, the Corporation has retained Georgeson & Co., Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson will receive a fee of approximately $12,000 and will be reimbursed for expenses incurred in connection with its services. In some instances, solicitations may be made by telephone or facsimile, the costs of which will be borne by the Corporation. The Corporation may also reimburse brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses in forwarding proxy materials to their principals.

    A shareholder who has given a proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure.

    It is the practice of the Corporation to take reasonable steps to ensure that shareholders are afforded privacy in the proxy voting process. Proxies are tabulated by third parties who may not disclose the votes of individual shareholders to any officer, director or employee of the Corporation. This policy is waived with respect to shareholders who provide written comments or questions with their proxies or in the event of a proxy contest where non-management groups have access to voting results.

                             ELECTION OF DIRECTORS

    Thirteen (13) directors are to be elected. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast for the election of the persons listed below as directors. All of the proposed nominees are currently directors of the Corporation, and all of the proposed nominees other than Mr. Duberstein were elected at the last meeting of shareholders. Mr. Duberstein was elected by the Board to serve as a director at a regular meeting in September, 1996. Directors will be elected for a term of one year or until their successors are chosen and qualified.

    The table below presents information concerning persons to be nominated for election as directors of the Corporation, including their current membership on committees of the Board of Directors of the Corporation, time served as a director of the Corporation (or its predecessor), principal occupations or affiliations during the last five years, and certain other directorships held.

H. FURLONG BALDWIN

    Member-Executive, Finance, and Nominating Committees. Director since 1968.

    Chairman of the Board and Chief Executive Officer of Mercantile Bankshares Corporation. Mr. Baldwin, age 65, is also a director of Mercantile Bankshares Corporation, GRC International, Inc., Baltimore Gas & Electric Company and Conrail, Inc.

MICHAEL J. BIRCK

    Member-Audit and Compensation Committees. Director since 1993.

    President and Chief Executive Officer of Tellabs, Inc., a designer and manufacturer of voice and data equipment. Mr. Birck, age 59, is also a director of Tellabs, Inc., Molex, Inc. and Illinois Tool Works, Inc.

NORMAN P. BLAKE, JR.

    Member-Executive Committee. Director since 1990.

    Chairman of the Board, President and Chief Executive Officer of the Corporation and of United States Fidelity and Guaranty Company ("USF&G Company"), the Corporation's principal subsidiary; formerly Chairman of the Board and Chief Executive Officer of Heller International Corporation, a commercial finance corporation; formerly Executive Vice President of General Electric Credit Corporation (1981-1984). Mr. Blake, age 55, is also a director of Enron Corporation and Owens Corning.

GEORGE L. BUNTING, JR.

    Member-Executive, Compensation, and Nominating Committees. Director since 1978.

    President and Chief Executive Officer of Bunting Management Group, a private financial management company; formerly Chairman of the Board and Chief Executive Officer of Noxell Corporation, a consumer products manufacturer. Mr. Bunting, age 56, is also a director of Crown Central Petroleum Corporation, Guilford Pharmaceuticals, Inc., Mercantile Bankshares Corporation and PHH Corporation.

ROBERT E. DAVIS

    Member-Audit, Compensation, and Nominating Committees. Director since 1990.

    Managing Director of Axess Corporation, a manufacturer of quality control instrumentation, and specialty polymers. Mr. Davis, age 65, is also a director of H&R Block, Inc. and Rheometric Scientific, Inc.

KENNETH M. DUBERSTEIN

    Director since 1996.

    Mr. Duberstein is Chairman and Chief Executive Officer of The Duberstein Group, a strategic advisory and consulting firm; formerly Chief of Staff to President Ronald Reagan; formerly Assistant to the President for Legislative Affairs; formerly Deputy Under Secretary of the Department of Labor. Mr. Duberstein, age 52, is also a director of McDonnell Douglas Corporation and Cinergy Corporation.

DALE F. FREY

    Member-Executive, Audit, and Finance Committees. Director since 1991.

    Formerly Vice President of General Electric Company and Chairman of the Board and President of General Electric Investment Corporation and GE Investment Management Incorporated. Mr. Frey, age 64, is also a director of Praxair, Inc., DoubleTree Hotel Corporation, First American Financial Corporation, Rhone Poulenc Rorer, Inc. and Beacon Properties Corporation.

ROBERT E. GREGORY, JR.

    Member-Executive, Audit, and Compensation Committees. Director since 1988.

    Mr. Gregory, age 54, is Chairman and Chief Executive Officer of London Fog Corporation, an apparel manufacturer; formerly Chairman and Chief Executive Officer of The Gitano Group, Inc., an apparel marketer; formerly President of VF Corporation, an apparel manufacturer and distributor.

ROBERT J. HURST

    Member-Executive and Nominating Committees. Director since 1988.

    Mr. Hurst is Vice Chairman, Executive Committee member, and head of the Investment Banking Division at Goldman, Sachs & Co., an investment banking firm. Mr. Hurst, age 51, is also a director of VF Corporation.

WILBUR G. LEWELLEN

    Member-Compensation and Finance Committees. Director since 1992.

    Dr. Lewellen, age 59, is the Herman C. Krannert Distinguished Professor of Management at the Graduate School of Management at Purdue University.

LARRY P. SCRIGGINS

    Member-Finance and Nominating Committees. Director since 1979.

    Mr. Scriggins, age 60, is a partner and member of the Executive Committee of the law firm of Piper & Marbury L.L.P.

ANNE MARIE WHITTEMORE

    Member-Finance and Nominating Committees. Director since 1993.

    Ms. Whittemore is a partner in the law firm of McGuire, Woods, Battle & Boothe, L.L.P. Ms. Whittemore, age 51, is also a director of Albemarle Corporation, Owens & Minor, Inc., James River Corporation of Virginia and T. Rowe Price Associates, Inc.

R. JAMES WOOLSEY

    Member-Audit and Finance Committees. Director since 1995.

    Mr. Woolsey is a partner of the law firm of Shea & Gardner; formerly Director of Central Intelligence; formerly Ambassador and U.S. Representative to the Negotiation on Conventional Armed Forces in Europe, Vienna, Austria. Mr. Woolsey, age 55, is also a director of Sun Healthcare Group, Inc. and Yurie Systems, Inc.

    The Corporation's By-Laws also provide for the appointment of one or more advisory directors. Advisory directors are appointed by the Board of Directors and serve at the pleasure of the Board. They may attend meetings of the Board as determined by the Board or its Chairman, but sit solely in an advisory capacity and have no voting or other authority or responsibilities of directors. Mr. Clay Jackson, who is Chairman of USF&G Company's National Agency Council, was appointed as an advisory director in December 1996. Mr. Jackson is a principal with the insurance agency of Cooper, Love & Jackson Insurance Agency, Inc., in Nashville, Tennessee.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

    The following table shows the number of shares of the Corporation's Common Stock beneficially owned by (i) each person known to the Corporation to beneficially own more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive named in the Summary Compensation Table shown below under the caption "Compensation of Executive Officers and Directors," and
(iv) all Directors and Executive Officers as a group. None of the beneficial holdings of Common Stock listed below represents in excess of 1% of the total issued and outstanding shares, except for the shares beneficially owned by Putnam Investments, Inc., which shares represent 9.4% of the total issued and outstanding shares. In addition, the Directors and Executive Officers as a group own 1.5% of the total issued and outstanding shares. The information set forth below has been calculated as of March 1, 1997. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the "SEC") and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has the sole or shared voting or investment power and also any shares which the person has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

                                                                       AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                               BENEFICIAL OWNERSHIP
--------------------------------------------------------------------  ----------------------
Putnam Investments, Inc.............................................          10,656,198(a)
  One Post Office Square
  Boston, MA 02109
Glenn W. Anderson...................................................              55,587(b)
H. Furlong Baldwin..................................................               8,000(c)(d)
Michael J. Birck....................................................               7,000(d)
Norman P. Blake, Jr.................................................             806,502(e)
George L. Bunting, Jr...............................................              15,900(d)
Robert E. Davis.....................................................                 500(d)
Kenneth M. Duberstein...............................................               1,000(d)
Gary C. Dunton......................................................             113,067(f)
Dale F. Frey........................................................               6,776(g)
Robert E. Gregory, Jr...............................................               5,000(d)
Dan L. Hale.........................................................             208,188(h)
Robert J. Hurst.....................................................               9,324(d)(i)
Wilbur G. Lewellen..................................................               5,800(d)
Larry P. Scriggins..................................................               2,221(d)
John C. Sweeney.....................................................              59,079(j)
Anne Marie Whittemore...............................................                 500(d)
R. James Woolsey....................................................                 250(d)
All Directors and Executive Officers as a Group (25 persons)........           1,685,302(k)

NOTES

(a) As disclosed in a Schedule 13G filed with the SEC on January 31, 1997.

(b) Includes 42,333 shares subject to outstanding stock options which are exercisable within 60 days, and 11,119 shares to be issued within 60 days under the Long-Term Incentive Program.

(c) Excludes shares held in various fiduciary capacities by the trust department of Mercantile Safe-Deposit and Trust Company, a wholly-owned subsidiary of Mercantile Bankshares Corporation, of which Mr. Baldwin is a director and executive officer.

(d) Under the 1993 Stock Plan for Non-Employee Directors, non-employee directors receive a portion of their annual retainer fees and certain retirement benefits in the form of Common Stock units or shares of Common Stock of the Corporation. The shareholdings listed in the table do not include the following fully vested Common Stock units: Mr. Baldwin, 25,278; Mr. Birck, 7,878; Mr. Bunting, 14,783; Mr. Davis, 12,883; Mr. Duberstein, 875; Mr.
    Gregory, 9,140; Mr. Hurst, 15,825; Mr. Lewellen, 3,992; Mr. Scriggins, 22,895; Ms. Whittemore, 4,396; and Mr. Woolsey, 1,300.

(e) Includes 55,815 shares directly owned, 700,018 shares subject to outstanding stock options which are exercisable within 60 days, 5,050 shares owned by children of Mr. Blake, and 45,619 shares to be issued within 60 days under the Long-Term Incentive Program.

(f) Includes 90,000 shares subject to outstanding stock options which are exercisable within 60 days and 14,567 shares to be issued within 60 days under the Long-Term Incentive Program.

(g) Excludes shares acquired by Trustees of General Electric Pension Trust and other entities advised by affiliates of General Electric Company pursuant to the Stock Purchase Agreement dated June 3, 1991. This purchase agreement provides that so long as GE Investment Private Placement Partners I, Limited Partnership (the "GE Partnership") is the beneficial owner of any shares of Common Stock issued upon conversion of the Series B Preferred Stock, the Corporation will nominate and recommend as a candidate for election to the Board of Directors a person designated by the general partner of the GE Partnership who is reasonably acceptable to the then current Board of Directors of the Corporation. If the GE Partnership is no longer the beneficial owner of any such shares, then upon the expiration of the term of the director who had been so designated, this right to designate a nominee will be held by 50% or more of the shares held by certain designated holders. Mr. Frey was designated to serve as a director by the general partner of the GE Partnership pursuant to these provisions.

(h) Includes 183,413 shares subject to outstanding stock options which are exercisable within 60 days, and 17,775 shares to be issued within 60 days under the Long-Term Incentive Program.

(i) Includes 3,324 shares beneficially owned in a charitable trust.

(j) Includes 48,400 shares subject to outstanding stock options which are exercisable within 60 days, and 8,879 shares to be issued within 60 days under the Long-Term Incentive Program.

(k) Subject to the Notes set forth above. Includes 1,368,744 shares subject to outstanding stock options which are exercisable within 60 days and 159,321 shares to be issued within 60 days under the Long-Term Incentive Program. Excludes a total of 119,245 fully vested Common Stock units held by directors pursuant to the 1993 Stock Plan for Non-Employee Directors.

                       BOARD AND BOARD COMMITTEE MEETINGS

    The Board of Directors held seven meetings in 1996. Each director attended at least 75% of the aggregate number of 1996 meetings of the Board and of the Committees on which he or she served which were held during the period in which he or she was a director. The Board of Directors has established an Audit Committee, Finance Committee, Executive Committee, Nominating Committee and Compensation Committee.

    The Audit Committee assists the directors in fulfilling their responsibilities to shareholders and others relating to the corporate accounting and financial reporting practices of the Corporation and the quality and integrity of the financial reports of the Corporation. The Audit Committee recommends the selection of independent accountants, reviews the independent accountants' and internal auditors' assessments of the adequacy of the Corporation's internal control system, reviews the scope and results of the internal and external audit process, and performs other functions consistent with its responsibilities. The Audit Committee met five times in 1996.

    The Finance Committee assists the directors in fulfilling their responsibilities relating to the financial activities of the Corporation. The Finance Committee reviews financial and investment policies, capital structure, financial aspects of acquisitions and divestitures, and such other fiscal matters as may be appropriate. The Finance Committee met four times in 1996.

    The Executive Committee is responsible for exercising the authority of the Board of Directors, to the extent permitted by law, in the intervals between meetings of the Board when an emergency issue or scheduling makes it difficult to convene all directors. The Executive Committee met eight times in 1996.

    The Nominating Committee identifies and presents qualified persons for election or re-election to the Board of Directors. It advises the Board on director-related matters such as number, composition, compensation, committee assignments, and other related areas assigned by the Board or its Chairman. The Nominating Committee also reviews succession plans for executive officers. The Nominating Committee will consider nominees for election to the Board of Directors suggested by shareholders. Recommendations by shareholders should be forwarded to the Secretary of the Corporation and should identify the nominee by name and provide pertinent information concerning his or her background and experience. The Nominating Committee met four times in 1996.

    The Compensation Committee reviews and determines the salaries for executive and other senior officers, reviews various incentive compensation plans and determines the terms under which and to whom stock options are granted, including the number of shares and the option price to be paid. The Compensation Committee is also responsible for reviewing significant personnel compensation policies and benefit programs. The Compensation Committee met five times in 1996.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

    The following table reflects the compensation for the year 1996 of the Chief Executive Officer and the four highest paid persons who were executive officers at the end of 1996.

                                                                                          LONG-TERM COMPENSATION
                                                                                 -----------------------------------------
                                                                                  NUMBER OF
                                                                                 SECURITIES
                                              ANNUAL COMPENSATION                UNDERLYING
      NAME AND PRINCIPAL        -----------------------------------------------    OPTIONS       LTIP        ALL OTHER
           POSITION               YEAR       SALARY       BONUS       OTHER(B)     GRANTED    PAYOUTS(C)  COMPENSATION(D)
------------------------------  ---------  ----------  ------------  ----------  -----------  ----------  ----------------
Norman P. Blake, Jr...........  1996       $  858,815  $  1,100,000  $   16,901     252,900   $  998,144    $    153,223
  President and Chief           1995          805,769     1,499,983(a)     13,970    125,000      --             154,358
  Executive Officer USF&G       1994          755,770     1,138,592(a)     --       115,855       --             145,530
  Corporation
Dan L. Hale...................  1996          414,287       287,000       8,100      49,500      388,917          44,860
  Executive Vice President      1995          395,034       479,359(a)     10,065     35,000      --              42,446
  Chief Financial Officer       1994          375,692       376,496(a)     --        33,000       --              40,299
  USF&G Corporation
John C. Sweeney...............  1996          394,486       250,000      --          22,300      194,273          40,221
  Senior Vice President         1995          367,769       357,789(a)     --        29,700       --              37,394
  Chief Investment Officer      1994          285,000       151,300      --          18,500       --              29,230
  USF&G Corporation
Gary C. Dunton................  1996          374,560       241,000      14,631      44,900      318,726          29,186
  President--Family and         1995          354,033       429,785(a)      7,727     30,000      --              27,880
  Business Insurance            1994          328,328       168,100     137,650(e)     30,000     --              25,826
  Group
  USF&G Company
Glenn W. Anderson.............  1996          318,175       197,600      12,437      41,300      243,284          28,343
  President--Commercial         1995          296,230       313,501(a)      7,877     25,000      --              27,326
  Insurance Group USF&G         1994          264,712       127,700      --          24,000       --              24,102
  Company

-------------------

NOTES

(a) Includes cash payments earned for 1995 under the Corporation's Long Term Cash Incentive Plan of $499,983, $210,759, $118,789, $189,785, and $123,901,
    respectively, for Messrs. Blake, Hale, Sweeney, Dunton and Anderson, and $427,882 and $188,696, respectively, for Messrs. Blake and Hale for 1994. Pursuant to the USF&G Executive Deferred Bonus Payment Plan, a participant may elect to defer all or a portion of the annual cash bonus or payments under the Long Term Cash Incentive Plan, with interest credited on such deferred amounts based on a composite five-year U.S. Treasury rate plus one percent (1%). The Long-Term Cash Incentive Plan was replaced with the stock-based Long-Term Incentive Program (the "LTIP"). Payments under the LTIP are reported under the column entitled "LTIP Payouts".

(b) Includes tax reimbursements related to the taxable income reported for the executive in cases where the spouse accompanied the executive on a business trip.

(c) Beginning with the three-year cycle which started January 1, 1994, the Corporation initiated the Long-Term Incentive Program, which is a stock based plan approved by shareholders under which payments are based upon three-year cumulative operating income targets established at the beginning of each cycle. The payments reported in this column are the dollar value of the stock awards as of December 31, 1996 to be distributed for the three year performance cycle covering 1994-1996.

(d) Includes matching contributions made by the Corporation during 1996 to the Corporation's Capital Accumulation Plan (a 401(k) plan) of $2,942 for Mr. Blake, and $4,750 for each of Messrs. Hale, Sweeney, Dunton and Anderson. Also includes premiums paid for split dollar life insurance policies for Messrs. Blake, Hale, Sweeney, Dunton and Anderson, which in 1996 were $150,281, $40,110, $35,471, $24,436 and $23,593, respectively.

(e) Award of 9,454 shares of restricted stock to reimburse Mr. Dunton for the tax cost of his relocation. The value of this award was determined by multiplying the number of shares granted by the closing price of the Corporation's Common Stock on the date of grant. These shares became fully vested in 1995. None of the other named executive officers have been granted or hold shares of restricted stock.

STOCK OPTION GRANTS IN 1996

    The following table provides information on option grants in 1996 to the named executive officers.

                                           NUMBER OF       % OF
                                          SECURITIES       TOTAL
                                          UNDERLYING      OPTIONS      EXERCISE
                                            OPTIONS     GRANTED TO      OR BASE                       GRANT DATE
                                          GRANTED IN   EMPLOYEES IN      PRICE                          PRESENT
                  NAME                      1996(A)     FISCAL YEAR    PER SHARE   EXPIRATION DATE     VALUE(B)
----------------------------------------  -----------  -------------  -----------  ---------------  ---------------
Norman P. Blake, Jr.....................     252,900        7.5114%    $   14.56        03/09/06     $   1,335,300
Dan L. Hale.............................      49,500        1.4702         14.56        03/09/06           261,400
John C. Sweeney.........................      22,300         .6623         14.56        03/09/06           117,800
Gary C. Dunton..........................      44,900        1.3335         14.56        03/09/06           237,100
Glenn W. Anderson.......................      41,300        1.2266         14.56        03/09/06           218,100

----------------

NOTES

(a) Options are exercisable for shares of the Corporation's Common Stock. One-third of the options are exercisable after one year, two-thirds are exercisable after two years, and all of the granted options are exercisable after three years. All options vest immediately if any person acquires 30% or more of the outstanding shares, if the Corporation's shareholders approve a merger, consolidation or sale of substantially all of the Corporation's assets, or if any shares are acquired pursuant to a tender offer (so-called "fundamental changes"). All of the options granted were non-qualified options and were granted at exercise prices equal to the fair market value of the Corporation's Common Stock on the date of grant.

(b) Based on the Black-Scholes option pricing model assuming expected volatility equal to one-year average volatility of .2496, expected dividend yield equal to average three-year dividend yield of 1.24%, risk free interest rate of 6.36%, and an expected option term of seven years. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised; accordingly, there is no assurance that the executive will realize the values set forth above.

AGGREGATE OPTION EXERCISES IN 1996 AND YEAR-END VALUES

    The following table provides information on option exercises in 1996 by the named executive officers and the value of such officers' unexercised options.

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                              OPTIONS AT 12/31/96        OPTIONS AT 12/31/96(B)
                                                           --------------------------  ---------------------------
                        NAME (A)                           EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  -----------  -------------  ------------  -------------
Norman P. Blake, Jr......................................     661,399        674,856   $  6,540,315   $ 4,330,044
Dan L. Hale..............................................     172,411         83,836      1,663,144       553,524
John C. Sweeney..........................................      42,233         48,267        317,139       324,571
Gary C. Dunton...........................................      67,498         87,402        448,862       557,906
Glenn W. Anderson........................................      34,333         65,967        239,514       433,851

----------------

NOTES

(a) None of the named officers exercised any options during 1996.

(b) The value of in-the-money options was determined by taking the difference between $20.88 per share, which was the closing price of the Common Stock on the last business day of the year, and the exercise price of each option.

LONG-TERM INCENTIVE AWARDS IN 1996

                                                                     PERFORMANCE
                                                                       PERIOD         ESTIMATED FUTURE PAYMENT(A)
                                                                        UNTIL     -----------------------------------
                               NAME                                    PAYOUT      THRESHOLD    TARGET      MAXIMUM
-------------------------------------------------------------------  -----------  -----------  ---------  -----------
Norman P. Blake, Jr................................................     3 Years       15,003      30,006      56,261
Dan L. Hale........................................................     3 Years        6,833      13,666      25,624
John C. Sweeney....................................................     3 Years        6,235      12,740      23,888
Gary C. Dunton.....................................................     3 Years        6,182      12,363      23,181
Glenn W. Anderson..................................................     3 Years        5,151      10,302      19,310

----------------

NOTE

(a) Number of share units awarded depends upon adjusted three-year cumulative operating income for the period 1996-1998, and may be zero if the minimum target is not reached, or, if such threshold is reached, between the threshold and maximum shown. Each share unit is the equivalent of one share of USF&G Corporation Common Stock.

    The Long-Term Incentive Program ("LTIP") was established in 1994 by the Compensation Committee of the Board of Directors and approved by the shareholders and provides for granting of performance awards that are payable in the Corporation's Common Stock. Awards are payable based upon performance goals established by the Compensation Committee at the beginning of each successive and overlapping three-year performance period. Performance goals consist of an adjusted three-year cumulative net income target. The actual award is determined at the end of each three-year cycle based upon actual corporate performance. If actual performance falls below 85% of the targeted performance, then no awards will be paid out for that three-year cycle. The maximum award may be paid if actual performance equals or exceeds 115% of the three-year target performance. Participants will only receive the designated units, which are payable in shares of the Corporation's Common Stock, at the end of the three-year cycle. The actual award received at the end of the three-year cycle may be reduced, but not increased, for the participants listed in the table, due to individual performance, business unit performance, or overall corporate performance.

PENSION PLANS

    The Corporation has a non-contributory, defined benefit pension plan which provides employees of the Corporation and designated subsidiaries with retirement benefits beginning at the normal retirement age of 65. The Corporation also maintains a supplemental retirement plan for senior executives which provides benefits that would otherwise be paid to them under the pension plan but for certain limitations imposed by the Internal Revenue Code. The following table shows the estimated benefits that would be payable at normal retirement age under the pension plan and the supplemental retirement plan if an individual had the specified years of service with the Corporation or designated subsidiaries and levels of average compensation covered by the plans.

                        ESTIMATED ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED
       AVERAGE         ----------------------------------------------------------
    COMPENSATION        15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
---------------------  ----------  ----------  ----------  ----------  ----------
 $150,000............  $   32,000  $   43,000  $   53,000  $   64,000  $   74,000
  175,000............      38,000      50,000      63,000      75,000      87,000
  200,000............      43,000      58,000      72,000      86,000     101,000
  225,000............      49,000      65,000      81,000      97,000     114,000
  250,000............      55,000      73,000      91,000     109,000     127,000
  300,000............      66,000      88,000     109,000     131,000     153,000
  350,000............      77,000     103,000     128,000     154,000     179,000
  400,000............      88,000     118,000     147,000     176,000     206,000
  450,000............     100,000     133,000     166,000     199,000     232,000
  500,000............     111,000     148,000     184,000     221,000     258,000
  600,000............     133,000     178,000     222,000     266,000     311,000
  700,000............     156,000     208,000     259,000     311,000     363,000
  800,000............     178,000     238,000     297,000     356,000     416,000

    Compensation for purposes of computing benefits under these plans is generally an employee's base salary, plus commissions, overtime and annual incentive bonuses paid during an employee's service with the Corporation and its designated subsidiaries. Benefits are computed on the basis of a straight life annuity and are not subject to any deduction or offset for Social Security or other benefits. Mr. Blake is effectively covered under a separate plan described below. For purposes of calculating average annual compensation under these plans, 1996 compensation is as reported under the "Annual Compensation-- Salary" and "Bonus" columns in the Summary Compensation Table, except that payments under the Long Term Cash Incentive Plan reported under the "Bonus" column for 1994 and 1995 are excluded. Accordingly, 1996 compensation for calculating benefits for Messrs. Hale, Sweeney, Dunton and Anderson is $701,287, $644,486, $615,560 and $515,775, respectively. The estimated credited years of service for each of such individuals is as follows: Mr. Hale, six years; Mr. Sweeney, four years; Mr. Dunton, four years; and Mr. Anderson, four years.

    A supplemental retirement contract with Mr. Blake provides a retirement benefit which, when combined with benefits from the Corporation's pension plan and his prior employer's pension plan, equals a life annuity beginning at age 65 of 60% of his highest consecutive three years average annual covered compensation. Prior to November 26, 1993, covered compensation was equal to his salary plus annual incentive bonus. Although Mr. Blake voluntarily agreed to waive a substantial portion of his base salary payable after that date as described under "Employment Agreements; Special Severance Arrangements" below, salary for purposes of the supplemental retirement contract will be determined without regard to that waiver. The Long Term Cash Incentive Plan and the LTIP are excluded for purposes of calculating pension benefits. Estimated annual retirement benefits payable to Mr. Blake at age 65 would be $1,384,973 based upon 1996 covered compensation of $2,308,288 and $1,661,967 if average annual covered compensation increased to $2,769,945.

    Pursuant to Mr. Dunton's employment agreement, the Corporation has agreed to purchase an annuity which would provide him with a retirement benefit of $20,000 per year if he does not vest in the Corporation's defined benefit pension plan. This obligation will terminate at the time of vesting.

EMPLOYMENT AGREEMENTS; SPECIAL SEVERANCE ARRANGEMENTS

    The Corporation entered into a five-year employment agreement with Mr. Blake in November 1990. In November 1993, the Corporation and Mr. Blake entered into a second employment agreement which extended the term of Mr. Blake's employment until November 1998. At the same time, Mr. Blake agreed to waive salary in excess of $750,000 and $800,000, respectively, for 1994 and 1995 in connection with an overall shift from fixed compensation to compensation tied to the Corporation's performance as measured by its stock price. The new employment agreement continues the effect of the base salary waiver and provides for base salary of $850,000 in 1996, which is the first year of the new term, and $900,000 and $950,000, respectively, in the second and final years. In the event Mr. Blake's employment is terminated by the Corporation for reasons other than serious cause, he is nevertheless entitled to be paid his base salary for the remainder of the extended term and receive benefits under all incentive, profit sharing, certain bonus and other executive and employee benefit plans. Provisions concerning health and other insurance and similar benefits as well as non-competition arrangements are included in both the initial and the new employment contracts. All other benefits, including bonuses, stock option grants, insurance and retirement benefits, will be determined in accordance with the Corporation's regular programs and policies but will be based on the base salary he would have received without regard to the waiver ("salary of record"). The salary of record for 1996 was $1,208,288.

    In February 1997, the Board of Directors approved severance arrangements covering Messrs. Blake, Hale, Sweeney, Dunton and Anderson and other executive officers in the event of a "change in control." The Corporation also approved separate arrangements for other senior officers in the event of involuntary separation following a change in control. The arrangements for executive officers provide for payments of between 1.5 and 3 times of the prior year's total compensation. The purpose of these arrangements is to promote stability and management continuity. The payments are made if the executive is terminated without cause or if he or she resigns following a material diminution in duties or reduction in compensation, in each case within two (2) years following a change in control, or if the executive elects to leave within a sixty (60) day window period beginning on the first anniversary of the change in control. For certain executives, these arrangements also provide for continuation of medical benefits for up to three (3) years or until subsequently employed by another employer and protect against the assessment of certain excise taxes. Participation in these arrangements is conditioned on the affected executive officers agreeing at the time of a change in control to continue their employment for not less than one year. Severance benefits payable under any of these arrangements are in lieu of any severance which would otherwise be payable.

DIRECTORS' FEES

    Directors who are not officers of the Corporation or its affiliates ("Directors") are paid $800 per committee meeting attended and $1,000 for attending board meetings. The annual retainer has been established as follows: directors of the Corporation, $23,000; Chairperson of the Audit Committee, $7,500; Chairperson of the Compensation, Nominating and Finance Committees, $5,000 each; other members of the Audit, Finance, Nominating and Compensation Committees, $3,000; and any member of the Executive Committee not serving as a Chairperson of any other committee, $3,000.

    Under the 1993 Stock Plan for Non-Employee Directors (the "Stock Plan"), directors receive shares of Common Stock in lieu of one-half of the regular $23,000 retainer. The number of shares credited per year is the lesser of 1,000 or the number of shares equal to $23,500 divided by the fair market value of the Corporation's Common Stock on the award date. Directors may elect to defer receipt of these shares, in which event the shares will be credited to the director's account as stock units which are payable in shares at a later date. Directors may also elect to defer receipt of the remaining portion of the cash retainer and, as a result of amendments adopted in 1996, meeting fees. Deferral amounts are credited to the director's account as stock units based on the fair market value of the Corporation's Common Stock on the date the deferred amounts would have otherwise been paid. The amendment also permitted directors to make a one-time election to transfer amounts previously deferred under the cash deferred plan into stock units based on the fair market value of the Corporation's Common Stock on the transfer date.

    The Stock Plan also provides a retirement benefit payable to directors in stock. The retirement benefit vests incrementally over ten years and the number of shares payable upon retirement after full vesting is equal to $50,000 divided by the fair market value of the stock on the date the director is first elected to the Board. Directors who elected to waive their right to participate in a prior retirement arrangement will instead receive upon retirement a number of shares valued at the actuarial equivalent of the benefit otherwise payable under the prior arrangement.

    Under the proposed Stock Incentive Plan of 1997 discussed elsewhere in this Proxy Statement, directors are eligible to receive stock option grants. On March 13, 1997 the Board granted 3,000 stock options to each director, subject to shareholder approval of the Stock Incentive Plan of 1997. The exercise price was $22.50, the fair market value of the Common Stock on that date. The stock options vest ratably over three years and the term is ten years.

    The above description of amounts payable to directors does not apply to the Corporation's advisory director, who is a non-voting advisor to the Board. The advisory director is paid a fee of $1,000 for each meeting of the Board attended, but no retainer fee.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION PHILOSOPHY

    It is the philosophy of the Corporation to link executive compensation to sustained improvements in corporate performance and increases in shareholder value as measured by the Corporation's stock price. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

        Provide a competitive total compensation package that enables the Corporation to attract and retain the key executive talent needed to accomplish its corporate goals.

        Integrate compensation programs with the Corporation's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

        Provide variable compensation opportunities that are directly linked with the performance of the Corporation and that align executive remuneration with the interests of the shareholders.

    In addition, the Compensation Committee also considers the impact of Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), which in certain circumstances disallows compensation deductions in excess of $1,000,000. This disallowance provision does not apply to performance-based compensation, commissions, and certain other forms of compensation. The Compensation Committee has determined that the Corporation's incentive compensation plans should comply, to the extent practicable, with the Code's requirements for performance-based compensation to ensure that the Corporation will be entitled to full deductibility of all compensation paid under those plans.

COMPENSATION PROGRAM

    The Compensation Committee is responsible for reviewing the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Corporation. The components of the compensation program for executives are described below.

        BASE SALARY. The factors considered in determining the appropriate salary are level of responsibility, prior experience and accomplishments, and the relative importance of the job in terms of achieving corporate objectives. Each executive's salary is reviewed annually. Adjustments may be recommended based upon individual performance, inflationary and competitive factors, and overall corporate results.

        ANNUAL INCENTIVE COMPENSATION. Cash bonuses are paid annually based upon individual performance and relevant corporate performance measures, including operating income, and loss and expense ratios for the property/casualty insurance segment. These performance measures vary depending upon the executive and the related line of business. Bonuses are paid relative to the Corporation's performance as compared to certain performance targets established by the Compensation Committee at the beginning of the year. Target awards are established for each position as a percentage of base salary, and performance is assessed at the end of the year. For the executives named in the Summary Compensation Table, operating income was the principal corporate performance measure used to determine bonus amounts. In addition, the named executives responsible for property/casualty business units are also evaluated on additional performance targets such as the combined ratio for the business unit for which they are responsible. The Compensation Committee has established targets of 35% of base salary for possible bonus amounts for senior vice presidents and 40% of base salary for possible bonus amounts for executive vice presidents. These amounts are subject to adjustment depending upon actual corporate performance relative to the targets established at the beginning of the year and on individual performance measured against certain objectives tailored to the individual at the beginning of the year. The Committee awarded bonuses at the high end of the target ranges based on their evaluation of the achievement of performance goals, achievement of important strategic initiatives and individual performance for the named executive officers. The Committee also took into consideration the fact that shortfalls in operating income and loss ratio targets resulted principally from the unusual level of catastrophe losses experienced by the property/casualty business in 1996.

        STOCK OPTIONS. Stock options granted under the Corporation's stock incentive plans for executive officers, all of which have previously been approved by shareholders (or, in the case of options granted under the Stock Incentive Plan of 1997, are subject to shareholder approval as described elsewhere in this Proxy Statement), provide incentive to executives by giving them a strong economic interest in maximizing stock price appreciation, thereby better aligning their interests with the Corporation's shareholders. Accordingly, each executive's total compensation is highly dependent upon stock performance. Option exercise prices are set at 100% of fair market value on the date of grant and the options expire after 10 years. The annual options granted by the Committee vest over a period of three years in order to encourage management continuity and better tie compensation to long-term stock value. Executives are generally granted stock options annually. The value of stock options granted to executive officers is fixed at a percentage of salary. The value of the options is established by using the Black-Scholes option valuation model, using the assumptions specified in the footnotes to the table in this Proxy Statement entitled "Stock Option Grants in 1996". This percentage is between 25% and 35% of salary for senior vice presidents and 50% of salary for executive vice presidents. These percentages are subject to adjustment to as low as zero or as high as 160% of the target, depending upon the executive's prior year's performance and potential for future contribution. The stock option grants made in 1996 were within these target ranges.

        LONG-TERM INCENTIVE PLANS. Beginning with the three-year cycle starting in 1994, and each three-year cycle beginning on each year thereafter, awards are made annually under the Long-Term Incentive Program ("LTIP") which was approved by shareholders in 1994. The LTIP ties compensation to three-year cumulative operating income targets established at the beginning of each cycle. Compensation payable under the new LTIP is payable only at the end of each three-year cycle and then payable in shares of Common Stock. A target amount to be paid to each participant is established as a percentage of the participant's salary. The targeted value is based on the then current value of the Common Stock; accordingly, the ultimate value of the award varies directly with the market price for such shares. For the senior executives named in the Summary Compensation Table, other than the Chief Executive Officer, the targets range from 35% to 50% of salary. The LTIP grants made in 1996 were within these target ranges.

        STOCK INCENTIVE PLAN OF 1997. The Compensation Committee believes that the use of compensatory stock option grants and stock units and shares issued under the LTIP help increase shareholder value by directly aligning management interests with the interests of shareholders. Substantially all of the shares previously authorized under the Stock Incentive Plan of 1991 have been granted to key employees. Accordingly, included in this Proxy Statement is a proposal to adopt the Stock Incentive Plan of 1997. As part of the design of the 1997 plan, a share repurchase feature has been added to provide a tool to offset dilution to existing shareholder interests. The Compensation Committee strongly believes that the proposed plan will add value to the Corporation's Common Stock.

    The Compensation Committee attempts to establish base salary levels consistent with the median base salary for executives in similar positions within a peer group of approximately thirty major insurance companies. Total compensation, however, is weighted more heavily toward incentive compensation by attempting to establish annual bonuses, stock options and long-term compensation at levels within the top quartile of this peer industry group. The increased weighting toward incentive and stock-based compensation reinforces the connection between shareholder interests and executive pay.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Blake joined the Corporation on November 27, 1990. The selection by the Board of Mr. Blake was made in light of the Corporation's circumstances, requiring significant redirection and restructuring of the Corporation, and in light of Mr. Blake's experience, record and reputation in the financial services industry.

    Mr. Blake's base salary for 1996 was $858,815. This base salary reflects a voluntary waiver of a substantial portion of the base salary otherwise payable under his employment agreement. The waiver occurred in 1993 in exchange for stock options and other stock-based compensation. Mr. Blake's employment agreement, including the salary reduction in 1993, is discussed more fully in this Proxy Statement under the caption "Employment Agreements; Special Severance Arrangements." In recognition of this waiver and emphasis on stock-based compensation, other components of compensation, including his annual stock option awards, continue to be based on the base salary he would have received without regard to the waiver ("salary of record"). Mr. Blake's salary of record for these purposes was $1,208,288 for 1996.

    For 1996, Mr. Blake received total cash payments of $1,958,815 in salary and bonus, as well as 45,619 shares of Common Stock under the 1994-1996 cycle of the LTIP, all as shown in the Summary Compensation Table on page 8. The Committee considers this level of payment appropriate in view of Mr. Blake's leadership of the Corporation in terms of earnings growth, balance sheet strength, creation of shareholder value and improvement in management process.

    In 1996, the Committee also granted Mr. Blake 252,900 stock options, one-third of which will become exercisable in each of 1997, 1998 and 1999.

    The Compensation Committee established Mr. Blake's target annual cash bonus for 1996 at 50% of his salary of record, subject to reduction to as little as zero or increase to as much as 100% of salary of record. The Compensation Committee awarded Mr. Blake a cash bonus of $1,100,000 for 1996, representing approximately 91% of his salary of record. In determining Mr. Blake's 1996 annual bonus, the Compensation Committee reviewed the Corporation's performance and Mr. Blake's individual performance against a detailed set of performance objectives which were approved by the Committee in early 1996. These objectives set forth five principal categories of responsibility, as well as objectives under each category, as briefly described below:

    FINANCIAL PERFORMANCE. This responsibility consisted of achieving targeted financial objectives without compromising the financial integrity or long term profit performance of the Corporation. Targets were set for consolidated revenues of $3.5 billion, consolidated operating and net income of $224 million, net earnings per share (fully diluted) of $1.63 and return on equity on a net income basis of 12.4%.

    STRATEGY AND BUSINESS DEVELOPMENT. This responsibility consisted of developing and implementing business strategies with the objective of enhancing shareholder value and the prospects for sustained profitability. Targets related to, among other things, rationalizing the organizational, field and information services infrastructure of the property/casualty businesses to improve efficiencies, accelerating the development of information systems to support Family and Business Insurance Group ("FBIG") and Claim Reception Center initiatives, improving the quality of the Corporation's balance sheet, recommending new strategies to enhance shareholder value, sponsoring the development of fee income or higher return specialty businesses, exploring the feasibility of market extensions in Europe and the Far East and developing alternative distribution approaches and new products for both the property/casualty and life businesses.

    STRATEGIC RESOURCE DEVELOPMENT. This responsibility consisted of developing critical resources to support overall business strategies, and was divided into the categories of financial, human and technology resources. Financial resource targets related to continuing to improve the Corporation's balance sheet in terms of leverage, liquidity and cost of capital and reducing the life insurance company's real estate investments and improving its cash flow. Human resources targets related to specific leadership and skills development issues. Technology targets included accelerating development of systems to support FBIG and the Claim Reception Center, implementing new client-server object-based systems to support identified key markets, continuing implementation of agency interface systems and completing the outsourcing of administrative and policyholder service systems for the life insurance company.

    ORGANIZATION AND HUMAN RESOURCE DEVELOPMENT. This responsibility consisted of reviewing the management and organizational structure of the Corporation, including completing a review of the entire organizational structure, filling designated key positions, reviewing key compensation plans, upgrading management development and operational systems and having the Claim Reception Center and FBIG's Centers for Agency Service in Atlanta, Baltimore and Denver operational by the third quarter of 1996.

    INVESTOR, REGULATORY, AND PUBLIC RELATIONS. This responsibility consisted of strengthening relationships with constituencies outside of the Corporation, particularly investor groups, financial analysts and regulators.

    The Corporation's actual performance as measured against the targets under the financial performance responsibility ranged from a negative variance of 16% of the target, principally as the result of the high level of catastrophe losses recorded by the property/casualty business in 1996, to 118% of the target. Evaluations of Mr. Blake's performance of the remaining responsibilities was less quantitative, but the Compensation Committee determined that Mr. Blake met or exceeded each of the other targeted objectives. Important achievements included rationalization of the organizational and field structure by the creation of the Commercial Insurance Group ("CIG"), formation of FBIG's Centers for Agency Service and the restructuring of the branch offices as being dedicated to CIG, the opening of the Claims Reception Center in Tampa, Florida, and dedication of information systems resources to FBIG and the Claims Reception Center. The Compensation Committee also noted the significant expansion of international businesses through: the acquisition of Afianzadora Insurgentes, S.A. de C.V., Mexico's largest surety company; the expansion of F&G Re Inc.'s presence in the Lloyd's of London market through the acquisition of Ashley Palmer Limited; the establishment of a Hong Kong office for reinsurance and surety; and the establishment of various strategic alliances in the United Kingdom and elsewhere to enable USF&G Company to write international business. In addition, new strategic partnerships with distribution channels were developed relating to property/casualty, specialty and life businesses, new products were developed and the life company entered into an important co-insurance agreement for a large block of pre-1991 annuity business which had been sold through broker/dealers. In addition, the Corporation launched a significant share repurchase program and improved its balance sheet by calling for redemption the balance of the Series B Preferred Stock and one-half of its Series A Preferred Stock, issuing $200 million of Capital Securities and significantly reducing its financial leverage, improving its liquidity and reducing investments in higher risk assets. The Committee also noted the long-term increase in shareholder value created under Mr. Blake's leadership as reflected in the Performance Graph on page 18.

    Although the Compensation Committee did not assign specific weights to any of the categories or targeted objectives, it did place greater weight on financial performance and strategic responsibilities. The Compensation Committee's review and the basis for determining Mr. Blake's compensation was not limited to an evaluation of these responsibilities, and the Committee considered other subjective factors relating to an overall assessment of Mr. Blake's performance and contribution to the Corporation. The Committee concluded that Mr. Blake's compensation arrangements are appropriate in light of his continuing performance as Chief Executive Officer.

                                          COMPENSATION COMMITTEE

                                          George L. Bunting, Jr., Chairman
                                          Michael J. Birck
                                          Robert E. Davis
                                          Robert E. Gregory, Jr
                                          Wilbur G. Lewellen
                                          Henry A. Rosenberg, Jr.

                            STOCK PERFORMANCE GRAPH

    The graph below compares cumulative total return of the Corporation's Common Stock, the Standard & Poor's ("S&P") 500 Index, the Moody's P&C Insurance Group and the S&P Property Casualty Insurance Index over a five-year period beginning December 31, 1991. The companies included in Moody's P&C Insurance Group are:
Allstate Corporation, American Financial Group, Chubb Corporation, CNA Financial Corporation, General Re Corporation, Hartford Steam Boiler Inspection and Insurance Company, Horace Mann Educators Corporation, Orion Capital Corporation, Progressive Corporation, and USF&G. The companies included in the S&P Property Casualty Insurance Index are: Allstate Corporation, Chubb Corporation, General Re Corporation, SAFECO Corporation, The St. Paul Companies, Inc., and USF&G. In future years, the Corporation will use the S&P Property Casualty Insurance Index for purposes of comparing relative stock performance on this graph since in its opinion the component members of that group are more representative of the Corporation's peers within the property/casualty industry. Cumulative total return is calculated assuming reinvestment of dividends. The stock price performance on this graph is not necessarily indicative of future performance.

                       COMPARISON OF FIVE-YEAR CUMULATIVE
                    TOTAL RETURN AMONG USF&G, S&P 500 INDEX,
                        MOODY'S P&C INSURANCE GROUP AND
                     S&P PROPERTY CASUALTY INSURANCE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            USF&G CORPORATION     S&P 500 INDEX   MOODY'S P/C INSURANCE GROUP   S&P P/C INSURANCE INDEX
Dec-91                  $100.00          $100.00                       $100.00                   $100.00
Dec-92                  $173.50          $107.60                       $114.40                   $117.10
Dec-93                  $209.40          $118.50                       $107.30                   $115.00
Dec-94                  $195.70          $120.00                       $101.70                   $129.70
Dec-95                  $245.50          $165.10                       $150.60                   $163.40
Dec-96                  $307.30          $203.10                       $182.30                   $198.50

                                                            DEC 91      DEC 92     DEC 93     DEC 94     DEC 95     DEC 96
                                                          -----------  ---------  ---------  ---------  ---------  ---------
USF&G CORPORATION.......................................   $     100   $   173.5  $   209.4  $   195.7  $   245.5  $   307.3
S&P 500 INDEX...........................................         100       107.6      118.5      120.0      165.1      203.1
MOODY'S P/C INSURANCE GROUP.............................         100       114.4      107.3      101.7      150.6      182.3
S&P P/C INSURANCE INDEX.................................         100       117.1      115.0      129.7      163.4      198.5

                             PROPOSAL TO ADOPT THE
                          STOCK INCENTIVE PLAN OF 1997

    The Board of Directors proposes that the shareholders of the Corporation approve the adoption of the Corporation's Stock Incentive Plan of 1997 (the "Plan"). The following is a fair and complete summary of the Plan as proposed to be adopted; it is qualified in its entirety by reference to the full text of the Stock Incentive Plan of 1997, which is attached to this Proxy Statement as Exhibit A.

GENERAL

    PURPOSE: The purpose of the Plan is to link executive compensation to sustained improvement in corporate performance and increases in shareholder value as measured by the Corporation's stock price.

    SHARES AVAILABLE UNDER THE PLAN: The number of shares of Common Stock of the Corporation issuable under the Plan is 5,000,000 shares plus an amount of shares equal to the lesser of the number of shares actually repurchased during the term of the Plan or 10,000,000 shares. In no case will the number of shares issued under the Plan exceed 15,000,000. During the term of the Plan, no participant will be eligible to receive awards, in the aggregate, for more than 3,000,000 shares of Common Stock. These limits are subject to adjustment to reflect certain subsequent stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares and the like. Any shares subject to an award that expires before it is exercised, surrendered, canceled, forfeited, or otherwise reacquired under the Plan, will again be subject to issuance pursuant to future awards under the Plan. As of March 3, 1997, the fair market value of a share of the Corporation's Common Stock, determined by averaging the high and low sale prices on such date as reported on the New York Stock Exchange Composite Index, was $22.18 per share.

    ADMINISTRATION: The Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). However, the Board of Directors has responsibility for administering all matters under the Plan relating to participation by and grants of awards to directors (accordingly, all references herein to the Compensation Committee with respect to such participation by or grants of awards to directors are deemed to be references to the Board of Directors). The Plan gives the Compensation Committee broad authority to determine the persons to whom, and the time or times at which, awards will be granted or expire under the Plan, the types of awards to be granted, the number of shares of Common Stock to be covered by each award, and all other terms and conditions for awards granted under the Plan. In the event of changes in the Common Stock of the Corporation by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Compensation Committee also would be given discretion to waive or modify the terms and conditions of outstanding awards, including cancellation, forfeiture, surrender or other termination of awards without the consent of holders in order to facilitate a business combination intended to be treated as a pooling of interests transaction for accounting purposes under generally accepted accounting principles. Under these circumstances the Compensation Committee also may mandate settlement of awards in cash, or in Common Stock or other securities of the Corporation or of any other entity and, although otherwise prohibited generally, take any action to increase or decrease the exercise price of any outstanding stock options.

    PARTICIPATION: Officers, other key employees, and directors selected by the Compensation Committee are eligible to participate in the Plan. As of December 31, 1996, all of the 13 non-employee directors and approximately 261 employees of the Corporation, including all executive officers, would be eligible to participate and receive awards under the Plan.

TYPE OF AWARDS

    The Plan would allow options, stock appreciation rights, stock awards and performance awards to be granted. These awards may be granted separately or in tandem with other awards, or in lieu of other compensation payable to Plan participants either at the election of the Compensation Committee or, under rules approved by the Compensation Committee, at the election of the Plan participant.

    OPTIONS: The proposed Plan allows the Compensation Committee to grant either incentive stock options ("qualified options"), which are qualified under section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to qualify under any section of the Code ("non-qualified options"). However, the Compensation Committee may not authorize the issuance of more than 7,000,000 shares of Common Stock pursuant to awards of qualified options. Options may be granted with exercise prices not less than 100% of the fair market value of the underlying Common Stock on the date of grant. The Plan gives the Compensation Committee discretion to set the terms of each option, including the expiration, vesting and exercise dates. The option exercise price may be paid in cash, by tender of shares of Common Stock, by a combination of cash and stock or, by any other means the Compensation Committee approves.

    STOCK APPRECIATION RIGHTS: The Plan would permit awards of stock appreciation rights. Stock appreciation rights provide the right to receive a payment in cash, Common Stock or a combination of both, equal to the difference between the fair market value of a specified number of shares of Common Stock on the grant date and the fair market value of such shares on the date of exercise.

    STOCK AWARDS: Awards of Common Stock would be permitted with or without payment of consideration by the participant. The Compensation Committee, however, may not authorize the issuance of more than 2,000,000 shares of restricted stock. A stock award may be denominated in shares of Common Stock, units of Common Stock or stock-equivalent units and may be paid in Common Stock, in cash or in a combination of Common Stock and cash. All or part of any stock award may be subject to such other conditions and restrictions which the Compensation Committee shall specify.

    PERFORMANCE AWARDS: The Compensation Committee would be permitted to make performance awards payable in Common Stock, cash or a combination thereof upon attainment of one or more performance goals established by the Compensation Committee. Performance goals may be based upon the Corporation's operating income or one or more other business criteria selected by the Compensation Committee that apply to an individual or group of individuals, a business unit or the Corporation as a whole, over such performance period as the Compensation Committee may designate.

AWARDS UNDER THE PLAN

    It is currently expected that stock options and awards under the Long-Term Incentive Program (LTIP) will be made pursuant to the Plan.

    Set forth below is certain information regarding stock option grants and LTIP awards which were made in 1997, subject to shareholder approval of the
Plan:

                   STOCK OPTION AND LTIP AWARDS MADE IN 1997

                                                                        STOCK
                                                                     OPTIONS(A)      LTIP(B)
                                                                   ---------------  ---------
Norman P. Blake, Jr..............................................       120,100        41,371
President and Chief Executive Officer

Dan L. Hale......................................................        25,800        16,957
Executive Vice President and Chief Financial Officer

John C. Sweeney..................................................        24,700        16,223
Senior Vice President and Chief Investment Officer

Gary C. Dunton...................................................        23,400        15,326
President-FBIG, USF&G Company

Glenn W. Anderson................................................        20,500        13,451
President-CIG, USF&G Company

Executive Officers as a Group....................................       345,200       185,910
Non-Executive Officers as a Group................................       803,400       226,423

Directors as a Group.............................................        39,000        --

------------------------

NOTES

(a) All options were granted at exercise prices which equaled fair market value on the date of grant and are subject to vesting requirements.

(b) Assumes that maximum payout is attained.

AMENDMENT AND TERMINATION

    The Board of Directors, at any time and from time to time, may amend, modify or discontinue the Plan or waive any of its provisions, provided that, except in the event of certain extraordinary business transactions involving the Common Stock of the Corporation or as otherwise may be required by law, no such amendment, modification, waiver or discontinuance may revoke or materially adversely alter the terms of any valid award previously granted under the Plan without the consent of the holder of that award, nor shall any amendment or modification increase or decrease the exercise price of any outstanding stock options granted under the Plan. The Plan terminates automatically on February 26, 2007.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the current Federal income tax treatment of the qualified and non-qualified stock options, stock appreciation rights, and stock and performance awards which would be authorized to be granted under the Plan based upon the current provisions of the Code and regulations promulgated thereunder. The discussion set forth below, insofar as it relates to the deductibility of any compensation payable under the Plan, is subject to the paragraph captioned "Disallowance of Deductions" relating to compensation in excess of $1,000,000 payable to certain executive officers.

    QUALIFIED STOCK OPTIONS: Qualified stock options under the Plan are intended to meet the requirements of section 422 of the Code. No tax consequences result from the grant of the option. If an option holder acquires stock upon the exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and the Corporation will be allowed no deduction as a result of such exercise, if the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of the Corporation or of a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. The three-month period is extended to one year in the event of disability and is waived in the event of death of the employee. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for the stock ordinarily will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale.

    If the option holder fails to comply with the employment requirement discussed above, the tax consequences will be the same as for a non-qualified stock option discussed below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (ii) the excess of the amount realized upon such disposition over the exercise price. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, an equivalent deduction will be allowed to the Corporation in the same year.

    NON-QUALIFIED STOCK OPTIONS: No tax consequences result from the grant of the option. An option holder who exercises a non-qualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Corporation will be entitled to a deduction from income in the same amount in the fiscal year in which the exercise occurred. Option holders subject to Section 16 of the Securities Exchange Act of 1934 may not recognize income until six months after the grant date if the option is exercised during that period, unless the participant elects to recognize income in the year the stock is received by making a timely election under section 83(b) of the Code. The option holder's basis in such shares will be the fair market value on the date income is realized, and when the holder disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

    STOCK APPRECIATION RIGHTS: The grant of a stock appreciation right will not result in income tax consequences to the Corporation or to the grantee. A grantee who exercises a stock appreciation right will realize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received on the date of exercise, and the Corporation will be entitled to a deduction in the same amount.

    STOCK AND PERFORMANCE AWARDS: Stock and performance awards granted under the Plan and paid in Common Stock, including shares issued under the LTIP, will constitute ordinary income to the recipient, and a deductible expense to the Corporation, in the year paid if the stock is then transferable and not subject to forfeiture restrictions or in the first year in which transfer or forfeiture restrictions lapse unless the participant elects to recognize income in the year the stock is received by making a timely election under section 83(b) of the Code. If such an election is not made, the amount of the taxable income and corresponding deduction for the Corporation will be equal to the fair market value of the stock on the date restrictions lapse. The Corporation is also allowed a deduction for dividends paid to participants (provided they have not elected to recognize income at the time of the award) on stock while the restrictions remain in force. Stock awards structured as stock equivalent units and payable in cash or in Common Stock will be treated for federal income tax purposes in substantially the same manner as stock appreciation rights.

    DISALLOWANCE OF DEDUCTIONS: The Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to certain executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the shareholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan which limits the number of shares that may be issued to any individual and which is approved by the corporation's shareholders.

    THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE MEETING WILL BE REQUIRED TO APPROVE ADOPTION OF THE STOCK INCENTIVE PLAN OF 1997. ABSTENTIONS AND BROKER NON-VOTES DO NOT AFFECT THE MAJORITY VOTE REQUIRED FOR APPROVAL OF THE PLAN. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ADOPTION OF THE PLAN.

                               OTHER INFORMATION

CERTAIN BUSINESS RELATIONSHIPS

    In the ordinary course of business, USF&G Company has written fidelity, surety, fire and casualty, liability, or other insurance for certain companies of which non-employee directors are officers, and surety bonds on projects that may be financed in whole or in part by loans made by banks of which non-employee directors are officers. All these writings involve insurance premiums for which rate filings are made and premium rates are approved as required by applicable insurance regulations. In addition, the Corporation, in the ordinary course of business, utilizes bank depository, lending, trustee and other banking services provided by banks of which non-employee directors may be officers or directors.

    Robert J. Hurst, a director of the Corporation, is a partner of Goldman, Sachs & Co., which performed investment banking services for the Corporation in 1996.

    Larry P. Scriggins, a director of the Corporation, is a member of the law firm of Piper & Marbury L.L.P., which performed legal services for the Corporation in 1996.

    Trustees of General Electric Pension Trust and other entities advised by affiliates of General Electric Company (hereinafter collectively referred to as "GE Investments") owned 6.7% of the Corporation's Common Stock as of March 1996, but as a result of subsequent sales this ownership percentage declined to below 5% according to information filed by GE Investments with the SEC.

    During the period in 1996 in which GE Investments owned more than 5% of the Corporation's Common Stock, subsidiaries of the Corporation provided mortgage loan origination and administration services to an entity controlled by GE Investments. Pursuant to these services, a mortgage loan in the amount of $35 million was funded during 1995 by USF&G Company to an entity controlled by GE Investments. The principal balance of the loan at December 31, 1996 was $35 million. The interest rate is 7.7% compounded annually, with only interest payments due during the first four years and thereafter principal is amortized through the remaining three-year term on a 25-year amortization schedule. A subsidiary of the Corporation and GE Investments have jointly invested in a Bermuda-based company, Renaissance Holdings Limited ("Renaissance"). Renaissance is principally engaged in the business of underwriting property/casualty reinsurance through its wholly owned subsidiary, Renaissance Reinsurance, Ltd. In addition, GE Investments sold 2,100,800 shares of the Corporation's Common Stock in several private sales to the Corporation at market prices on the date of sale.

AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of Ernst & Young LLP has acted as the Corporation's independent public accountants for the year ended December 31, 1996 and it is anticipated they will be selected by the Board of Directors to act as such for 1997. Representatives of Ernst & Young LLP are expected to be present at the shareholders' meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

FILINGS UNDER SECTION 16(A)

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers, and holders of more than 10% of the Corporation's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. To the best of Corporation's knowledge, all required reports were timely filed during 1996.

SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

    All shareholder proposals intended to be included in the Corporation's proxy statement with respect to the 1998 Annual Meeting of the Corporation must be received by the Corporation not later than November 29, 1997 and must otherwise comply with the rules of the SEC for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting. In addition, the Corporation's By-Laws provide that after the 1997 Annual Meeting of Shareholders, shareholder proposals, excluding proposals which have been included in the Corporation's proxy statement pursuant to rules of the SEC and including nominations for directors to the Board, must be timely received by the Secretary of the Corporation in order to be presented at an annual meeting of shareholders. In order to be timely, such notice must be received not less than 60 days nor more than 90 days prior to the first anniversary of the prior year's annual meeting. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such notice must be delivered no earlier than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or the tenth day following the first public announcement of the date of such meeting. Such notice must also meet certain other requirements described in the By-Laws.

OTHER MATTERS

    Management knows of no matters to be presented for action at the meeting other than those described above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such matters in accordance with their judgment of the best interest of the Corporation.

                                     By Order of the Board of Directors

                                             JOHN F. HOFFEN, JR.

                                                  SECRETARY

Baltimore, Maryland

March 31, 1997

                                   EXHIBIT A
                               USF&G CORPORATION
                          STOCK INCENTIVE PLAN OF 1997
                          PURPOSE AND TYPES OF AWARDS

    The purpose of the USF&G Corporation Stock Incentive Plan of 1997 (the "Plan") is to provide officers, other key employees and directors (collectively, "Key Persons") of USF&G Corporation and designated subsidiaries and affiliates (collectively, the "Corporation") with additional incentives to continue and increase their efforts with respect to the Corporation and to develop a personal and active interest in the broader growth and greater financial success of the Corporation.

    The Plan provides for granting Key Persons options, stock appreciation rights, stock awards and performance awards (collectively, "Awards"). Awards may be granted separately or in tandem with other Awards, or in lieu of other compensation or other Awards otherwise payable to a Key Person either at the election of the Committee or, under rules approved by the Committee from time to time, at the election of the Key Person.

                          ARTICLE I -- ADMINISTRATION

    (a) The Plan shall be administered by the Compensation Committee (the "Committee") appointed by the Board of Directors, consisting of not less than two members, each of whom qualifies as a Non-Employee Director within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an Outside Director within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. Notwithstanding the foregoing, the Board of Directors shall be responsible for administration of all matters under the Plan relating to participation by and grants of Awards to directors, and all references in the Plan to the Committee with respect to such participation by or grants of Awards to directors shall be deemed to be references to the Board of Directors.

    (b) Subject to the terms of the Plan, the Committee shall have full and complete authority in its discretion to grant Awards under the Plan, prescribe the form and terms of documents evidencing such Awards and establish programs for granting Awards, and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan, including, but not limited to, the authority to determine (i) the Key Persons to whom, and the time or times at which, Awards shall be granted, (ii) the types of Awards to be granted, (iii) the number of shares to be covered by each Award, and (iv) all terms and conditions with respect to each Award.

    (c) The Committee shall have full and complete authority to administer and interpret the Plan and all documents evidencing Awards under the Plan and all programs providing for Awards, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective documents evidencing Awards (which documents need not be identical), to establish various programs for granting Awards under the Plan and to make all other determinations deemed necessary or desirable for the operation and administration of the Plan.

    (d) The Committee shall have the power to designate which of the present and future affiliated and subsidiary corporations the Key Persons of which shall be eligible to participate in the Plan.

    (e) The Committee shall have the authority to amend or modify any Award in any manner not inconsistent with the terms of the Plan, to accelerate the time in which any Award may be exercised or becomes payable and to waive, reduce or limit in whole or in part, any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of any Award, provided that, except as provided in the next sentence or in Section (c) of

Article III, no such action may materially adversely affect the terms of any Award without the consent of the holder of the Award. Notwithstanding anything in the Plan to the contrary and without the consent of holders of Awards, the Committee in its sole discretion, may make any modifications to any Awards including but not limited to cancellation, forfeiture, surrender or other termination of the Awards in whole or in part regardless of the vested status of the Award, in order to facilitate any business combination that is authorized by the Board of Directors to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

    (f) All determinations made by the Committee shall be final, binding and conclusive.

                    ARTICLE II -- PARTICIPATION IN THE PLAN

    Participation in the Plan shall be limited to such Key Persons of the Corporation as shall from time to time be designated by the Committee. At the discretion of the Committee, an individual may be deemed to be a Key Person as a result of status or position with the Corporation or as a result of individual efforts in connection with a specific project.

                ARTICLE III -- COMMON STOCK SUBJECT TO THE PLAN

    (a) The total number of shares of the authorized Common Stock of the Corporation which may be issued under the Plan pursuant to Awards shall be 5,000,000 shares. In addition to the foregoing, if, during the term of the Plan, the Corporation repurchases any shares of Common Stock, on the open market or otherwise, then additional shares of Common Stock may be issued pursuant to Awards, provided that the number of such additional shares shall not exceed the lesser of (i) the number of shares repurchased during the term of the Plan, or
(ii) 10,000,000 shares.

    (b) In no event shall there be issued under the Plan more than 2,000,000 shares of Common Stock pursuant to restricted stock Awards. The total number of shares of Common Stock that may be issued under the Plan pursuant to Awards intended to qualify as incentive stock options under section 422 of the Code shall not exceed 7,000,000 shares. During the term of the Plan, no Key Person shall be eligible to receive an Award or Awards for, in the aggregate, more than 3,000,000 shares of Common Stock.

    (c) In the event of changes in the Common Stock of the Corporation by reason of any stock dividend, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Board of Directors shall, in its discretion and without the consent of the holders of Awards, make appropriate adjustments to the limitations provided in Sections (a) and (b) of this Article III, and to the number, kind and the price of shares covered by Awards granted, and shall, in its discretion, make any other adjustments in Awards including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Corporation or of any other entity or in any other matters which relate to Awards as the Board of Directors shall, in its sole discretion, determine to be necessary or appropriate.

    (d) If for any reason an Award or a portion of an Award expires or is terminated, surrendered, canceled, forfeited, paid in cash or reacquired pursuant to rights reserved upon issuance thereof, then the number of shares of Common Stock covered by the Award or portion of the Award shall be restored to the number of shares available for Awards under the Plan pursuant to Section (a) of this Article III and, to the extent shares of Common Stock have not been issued pursuant to such Award, to the number of shares specified in Section (b) of this Article III that may be issued pursuant to Awards intended to qualify as incentive stock options. If the exercise price or the amount of taxes due with respect to any Award is paid in shares of Common Stock or by the withholding of shares of Common Stock issued or issuable in connection with any Award, then the number of shares received or withheld by the Corporation shall be restored to the number of shares available for Awards under the Plan pursuant to Section (a) of this Article III.

                             ARTICLE IV -- OPTIONS

    (a) The Committee in its discretion may grant options to any Key Person on such terms and conditions as it shall, in its discretion, deem advisable, subject to Section (b) of this Article IV. Options granted under the Plan may be either incentive stock options intended to qualify under section 422 of the Code, or non-qualified stock options not intended to so qualify, provided, however, that only employees of the Corporation shall be eligible to receive incentive stock options.

    (b) The option exercise price per share with respect to each option shall be determined by the Committee from time to time, but in no instance shall such price be less than the Fair Market Value of a share of the authorized and issued Common Stock of the Corporation on the date the option is granted. For purposes of this Plan, Fair Market Value shall be the average of the high and low sales prices quoted on the New York Stock Exchange composite listing on the date in question or if there were no quotations on such date, on the next preceding trading day on which there were such quotations.

                     ARTICLE V -- STOCK APPRECIATION RIGHTS

    (a) The Committee in its discretion may grant stock appreciation rights to any Key Person on such terms and conditions as it shall, in its discretion, deem advisable.

    (b) A stock appreciation right shall entitle the holder to receive a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the Fair Market Value on the grant date of one share of Common Stock, times (ii) the number of shares specified by the stock appreciation right, or portion thereof, which is exercised. Payment by the Corporation of the amount receivable upon any exercise of a stock appreciation right may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Committee. If upon settlement of the exercise of a stock appreciation right the holder is to receive payment in shares of Common Stock, the number of shares shall be determined by dividing the amount of such payment by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Committee shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

                           ARTICLE VI -- STOCK AWARDS

    The Committee in its discretion may grant stock awards to any Key Person on such terms and conditions as it shall, in its discretion, deem advisable, subject to the limitations on restricted stock set forth in Section (b) of
Article III. A stock award may be denominated in shares of Common Stock or stock-equivalent units, and may be paid in Common Stock, in cash, or in a combination of Common Stock and cash.

                       ARTICLE VII -- PERFORMANCE AWARDS

    The Committee in its discretion may make and pay performance awards to any Key Person on such terms and conditions as it shall, in its discretion, deem advisable. Performance awards may be payable in Common Stock, cash or a combination thereof on account of attainment of one or more performance goals previously established or to be established by the Committee. Performance goals established by the Committee may be based on the Corporation's operating income or one or more other business criteria selected by the Committee that apply to an individual or group of individuals, a business unit or the Corporation as a whole, over such performance period as the Committee may designate.

                    ARTICLE VIII -- AMENDMENT AND DISCLOSURE

    The Board of Directors may at any time amend, modify or discontinue the Plan or waive any of its provisions, provided that, except as provided in Section (e) of Article I, Section (c) of Article III, or Article IX, that no such amendment, modification, waiver or discontinuance shall revoke or materially adversely affect the terms of any valid Award previously granted in accordance with the Plan without the consent of the holder of the Award. Notwithstanding the immediately preceding sentence, the Board of Directors and the Committee may not take any action to increase or decrease the exercise price of any outstanding options granted under Article IV, except as provided in Section (e) of Article I and Section (c) of Article III.

                      ARTICLE IX -- GOVERNMENT REGULATIONS

    The obligations of the Corporation to issue any Common Stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Board of Directors of the Corporation may make such changes to the Plan and any Awards as may be necessary or appropriate to comply with the rules and regulations of any governmental authority.

                                ARTICLE X--LOANS

    The Corporation may grant loans or guarantee loans from a third party to holders of Awards in conjunction with such Awards.

                    ARTICLE XI -- TRANSFERABILITY OF AWARDS

    Except as otherwise determined by the Committee, an Award under the Plan shall be (i) nontransferable (including by pledge, assignment or otherwise) other than by will or law of descent and distribution, and (ii) exercisable during the lifetime of the Key Person to whom it is granted only by the Key Person or, during the period the Key Person is under a legal disability, by the Key Person's guardian or legal representative.

                        ARTICLE XII -- WITHHOLDING TAXES

    Holders of Awards shall pay to the Corporation, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Corporation may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the holder of an Award.

                          ARTICLE XIII--APPLICABLE LAW

    The validity, interpretation and administration of this Plan and any rules, regulations, determinations or decisions made hereunder, and the rights of any and all persons having or claiming to have any interest herein or hereunder, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to the choice of laws provisions thereof, except to the extent federal law controls.

                 ARTICLE XIV -- NO EMPLOYMENT CONTRACT IMPLIED

    Nothing in this Plan or any Awards granted in connection with this Plan shall be construed or deemed to create or imply any contract of employment with any Key Person or create any rights except as specifically provided in writing.

                 ARTICLE XV -- EFFECTIVE DATE AND TERM OF PLAN

    The effective date of the Plan shall be February 26, 1997, subject to approval by the affirmative vote of a majority of the votes cast in person or by proxy, at the Annual Shareholders' Meeting to be held on May 21, 1997, or any adjournment thereof. The term of the Plan will be ten years, commencing on the effective date and ending on February 26, 2007, unless sooner terminated by the Board of Directors.

                               USF&G CORPORATION
                                     PROXY
                 ANNUAL MEETING OF SHAREHOLDERS - MAY 21, 1997
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Norman P. Blake, Jr. and John A. MacColl, or either of them, as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of USF&G Corporation held of record by the undersigned on March 14, 1997, at the Annual Meeting of Shareholders to be held on May 21, 1997, or at any adjournment thereof.

    Returned proxy forms will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that properly come before the meeting. Your shares will not be voted unless your signed proxy form is returned by your or you otherwise vote at the meeting.

    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and for the proposal to adopt the Stock Incentive Plan of 1997.

                                  USF&G CORPORATION
                                  P.O. BOX 11189
                                  NEW YORK, N.Y. 10203-0139

    The Board of Directors recommends a vote FOR election of directors and FOR Proposal 2.

    1. Election of Directors

       FOR all nominees / /   WITHHOLD AUTHORITY to vote for all nominees listed
       below / /                                                 *EXCEPTIONS / /

       Nominees: H. Furlong Baldwin, Michael J. Birck, Norman P. Blake, Jr., George L. Bunting, Jr., Robert E. Davis, Kenneth M. Duberstein, Dale F. Frey, Robert E. Gregory, Jr., Robert J. Hurst, Wilbur G. Lewellen, Larry
       P. Scriggins, Anne Marie Whittemore, R. James Woolsey.

       (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mare the "Exceptions box and write that nominees name in the space provided below.)

       *Exceptions
     ---------------------------------------------------------------------------

     ---------------------------------------------------------------------------

    2. Proposal to adopt Stock Incentive Plan of 1997

                      FOR / /      AGAINST / /      ABSTAIN / /

                                 Change of Address and or Comments Mark Here / /

                                              When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, give title as such.
                                              If the signor is a corporation,
                                              sign in the corporate name by duly
                                              authorized officer.

Dated: _________________________________________________________________, 1997
--------------------------------------------------------------------------------

                                   SIGNATURE

                                                     Votes MUST be indicated / /

(x) in Black or Blue Ink.

Please sign, date and return the proxy card promptly using the enclosed envelope.